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                                                                    Exhibit 10.1
                            JAG MEDIA HOLDINGS, INC.
                        6865 S.W. 18TH STREET, SUITE B13
                              BOCA RATON, FL 33433



April 2, 2004


Gary Valinoti
4 Page Drive
Red Bank, NJ 07701

Re: Understanding Regarding Your Separation from the Company

Dear Gary:

This letter ("Letter Agreement") is intended to confirm our mutual understanding regarding the termination of your employment relationship with JAG Media Holdings, Inc. and its affiliates (collectively, the "Company"), as follows:


1. Termination Date. You have resigned from your positions as President and Chief Executive of the Company effective April 2, 2004 (the "Termination Date"). You agree that thereafter, you will not represent yourself to be associated in any capacity with the Company.

2. Payments and Benefits. In connection with your resignation, you will be entitled to receive only the following payments and benefits (in each case subject to applicable tax withholding):

         (a) Accrued Salary/Accrued Vacation/Benefits. You will receive a final paycheck that will include your salary and all accrued and unused vacation days through the Termination Date.

         (b) Stock Options. Any stock options that have been granted to you under the Company' s stock option plans that are not vested as of the Termination Date will be forfeited and canceled. Vested options will be exercisable in accordance with and subject to the terms of the respective stock option plans.

         (c) Executive Equipment. You are entitled to obtain ownership to the Executive Equipment as provided in paragraph 8 of the Amended and Restated Executive Employment Agreement between you and Jagnotes.com Inc., dated August 31, 2001 (the "Employment Agreement").


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         (d)      Termination Payment. Subject to paragraph 2(f) below, you will receive a lump sum termination payment equal to $150,000, as soon as practicable following the revocation period set forth in paragraph 13 below.

         (e) Benefits. Subject to paragraph 2(f) below, you will be entitled to continued medical and life insurance coverage for a period of 12 months following the Termination Date.

         (f) Conditions. Your right to receive the payments and benefits set forth in paragraphs 2(d) and 2(e) are conditional upon:
                  (i) your acceptance of the terms of this Letter Agreement within the twenty-one (21) day period set forth in paragraph 13 of this Letter Agreement and your nonrevocation of such within the revocation period set forth in paragraph 13 of this Letter Agreement, (ii) your continued compliance with the provisions of paragraphs 14 and 15 of your Employment Agreement and paragraph 5 of this Letter Agreement.

3. Cessation of all other Compensation and Benefits. From and after the Termination Date, you will not receive compensation, payments or benefits of any kind from the Company other than those set forth in paragraph 2 above, and you expressly acknowledge and agree that, except with respect to the payments and benefits specifically set forth in this Letter Agreement, you are not entitled to any compensation, payment or benefit whatsoever, including, without limitation, any right to payments or benefits under your Employment Agreement (including any payments or benefits that may become payable as a result of a "change in control" (as defined in the Employment Agreement)). Specific information will be provided to you about your rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and/or any applicable state statutes for the Company's group health insurance plan. As noted in paragraph 2(e) above, the Company will pay for your COBRA premiums for the 12 month period following the Termination Date, provided that you sign, without revocation this Letter Agreement within the applicable time periods as described herein.

4.       Release.

         (a) In exchange for the payments, benefits and other consideration provided for in paragraphs 2(d) and 2(e) in this Letter Agreement, you irrevocably and unconditionally release, remise, and forever discharge the Company and the Releasees from any and all agreements, promises, liabilities, claims and demands of any kind, in law or equity, whether known or unknown, suspected or unsuspected, which you, your heirs, executors, administrators, successors or assigns ever had, or now have against the Company or any Releasee, including without limitation any and all contract claims, benefit claims, tort claims, fraud claims, claims for payments, bonuses, severance, defamation, disparagement, or any other personal injury claims, claims relating to retirement, pension or unemployment, arising out of or relating to your status as a stockholder of the Company, your employment, compensation and benefits with the Company or the Releasees, and/or the termination thereof, and any and all claims of unfair or unjust dismissal or discrimination on any basis including but not limited to on the


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                  basis of age, race, gender, disability, ethnic or national origin, sexual orientation, and claims for costs, expenses and attorneys' fees with respect thereto (other than those relating to your enforcement of the Letter Agreement) existing, in each case arising or occurring at any time up to and including the date of your execution of this Letter Agreement. This release specifically includes, without limitation, any and all claims under the Age Discrimination in Employment Act, 29 U.S.C.ss.621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000(e), the Americans with Disabilities Act, 42 U.S.C. 1201, et seq., the Employee Retirement Income Security Act of 1974, any and all other federal, state and/or local statutes, ordinances, regulations or common laws, and any and all claims for benefits under any compensation, bonus or benefit plan, program or policy of the Company or the Releasees. This release will not apply to any claim you may have for indemnification under the Company's Articles of Incorporation, the By-Laws of the Company or any of its affiliates, any agreement which you may be party to with the Company or any of its affiliates, or under applicable law, including, without limitation, any claim for indemnification which you may have arising out of your service as an officer, director or employee of the Company or any of its affiliates. For purposes of this Letter Agreement, the term "the Releasees" includes any of the Company's past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Letter Agreement shall inure to the benefit of, and shall be binding and enforceable by, all such entities and individuals.

         (b) The Company, on its own behalf and on behalf of its predecessors, past and current subsidiaries, irrevocably and unconditionally releases, remises, and forever discharges you from any and all agreements, promises, liabilities, claims and demands of any kind, in law or equity, whether known or unknown, suspected or unsuspected, which the Company ever had, or now has against you, including without limitation any and all contract claims, tort claims, claims for payments, bonuses, severance, defamation, disparagement, or any other personal injury claims, claims relating to retirement, pension or unemployment, arising out of or relating to your status as an employee of the Company and/or its subsidiaries and affiliates, your employment, compensation and benefits with the Company and/or its subsidiaries and affiliates, and/or the termination thereof, and claims for costs, expenses and attorneys' fees with respect thereto, in each case arising or occurring at any time up to and including the date of the Company's execution of this Letter Agreement; provided, however, that nothing in this Letter Agreement shall release you from claims (i) for breach of this Letter Agreement, or
                  (ii) attributable to your gross negligence and/or willful misconduct during the course of your employment with the Company or its affiliates.

5. Future Cooperation. You agree that upon the Company's reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.


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6.       Employment Agreement. You acknowledge that your Employment Agreement shall be of no further force and effect; provided, however, that paragraphs 14 (Company Policies) (but only to the extent that such Company Policies specifically apply during the period following your termination of employment) and 15 (Confidentiality) shall remain in effect in accordance with their terms.

7. Entire Agreement; Amendments; Waiver. Except as expressly provided in paragraph 6 above, you acknowledge that this Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, including, but not limited to your Employment Agreement, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. This Letter Agreement cannot be modified, altered or amended except by a writing signed by all the parties. No waiver by either party of any provision or condition of this Letter Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time.

8. Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law and to the extent such obligations cannot be satisfied through withholding, you agree to pay the Company the amount necessary to satisfy such obligations.

9. Notices. Any notice required or permitted to be given under this Letter Agreement shall be in writing and given by hand delivery, by certified or registered United States mail, postage prepaid, or by facsimile and shall be effective on the date delivered by hand, mailed, or sent by facsimile in the case of the Company, to its usual business address from time to time to the attention of Thomas Mazzarisi, and in your case, to your most recent home address as shown on the records of the Company.

10. Severability. If any provision of this Letter Agreement is declared or determined by any court to be illegal or invalid, validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Letter Agreement.

11. Choice of Law. This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.


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12.      Acknowledgment. By signing this Letter Agreement, you acknowledge that this Letter Agreement is executed with the consent and upon the advice of counsel. You acknowledge that no person or entity, including but not limited to a party or agent or attorney of any party, has made any promise, representation, or warranty, express or implied, not contained in this Letter Agreement, to induce you to execute this Letter Agreement. You certify that you have read the terms of this Letter Agreement, accept and agree to its provisions, and hereby execute it voluntarily with full understanding of its consequences and intending to be bound by its terms. In signing this Letter Agreement, you have not relied on any statements or explanations made by the Company except as specifically set forth in this Letter Agreement. You intend this Letter Agreement to be legally binding.

13. Period of Review; Right to Revoke. You understand that to accept this Letter Agreement you must sign and return it to the Company in accordance with paragraph 9 above. You further understand that you have 21 days to review this Letter Agreement with your attorneys, not counting the day on which you receive it. If you sign this Letter Agreement before the end of the 21-day period, it will be your voluntary decision to do so because you have decided that you do not need any additional time to decide whether to sign this Letter Agreement. You further understand that you have the right to revoke this Letter Agreement at any time during the 7-day period following the date on which you sign the Letter Agreement, not counting the day on which you sign it. If you want to revoke, you must provide written notice to the Company within the 7-day revocation period in accordance with paragraph 9 above. This Letter Agreement shall not become effective or enforceable unless and until you notify the Company, in accordance with paragraph 9, upon or following expiration of the 7-day revocation period, that you have not exercised your right to revoke this Letter Agreement. You understand that if you fail to execute and return this Letter Agreement on a timely basis, or if you execute and then elect to revoke this Letter Agreement, you will not be entitled to the payments and benefits set forth in paragraphs 2(d) and 2(e) above.

14. Voluntary and Knowing Waiver; Acceptance. By signing this Letter Agreement, you acknowledge and agree that you have entered into this Letter Agreement knowingly and voluntarily, and that you have read the entire Letter Agreement carefully, and understand all its terms.

         YOU UNDERSTAND THAT THIS LETTER AGREEMENT RELEASES ANY AND ALL RIGHTS YOU MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU UNDERSTAND THAT YOUR RIGHT TO RECEIVE THE PAYMENTS AND BENEFITS SET FORTH IN PARAGRAPHS 2(d) AND 2(e) ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS LETTER AGREEMENT AND THAT YOU WOULD NOT RECEIVE SUCH PAYMENTS AND BENEFITS BUT FOR YOUR EXECUTION OF THIS LETTER AGREEMENT.


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                                     * * * *

         If the foregoing is acceptable to you, kindly sign and return a copy of this Letter Agreement to the Company.



Sincerely,



JAG MEDIA HOLDINGS, INC.



By: /s/ Stephen J. Schoepfer
    -------------------------
        Stephen J. Schoepfer
        Chief Operating Officer



ACCEPTED AND AGREED



         /s/ Gary Valinoti
         -----------------
         Gary Valinoti


Date: April 2, 2004



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